Exhibit 10.40

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (“Second Amendment”) is effective as of March 15, 2012, by Primo Water Corporation, a Delaware corporation (“Primo”), Primo Products, LLC, a North Carolina limited liability company (the “Buyer,”, and together with Primo, the “Primo Parties”), and Lawrence Pollock, in his capacity as Members’ Representative.

RECITALS

A.          Primo, Buyer, Omnifrio Beverage Company, LLC an Ohio limited liability company (the “Seller”), and certain Members of the Seller are parties to that certain Asset Purchase Agreement dated March 8, 2011 (the “Asset Purchase Agreement”), pursuant to which the Buyer purchased from the seller substantially all of the Seller’s assets.  The Asset Purchase Agreement was amended by a certain First Amendment to Asset Purchase Agreement dated as of May 11, 2011 (the “First Amendment”).

B.          The Primo Parties and the Members’ Representative have agreed to amend the Asset Purchase Agreement as set forth herein.

C.          Capitalized terms used herein without definition shall have the meaning given to them in the Asset Purchase Agreement.

AGREEMENT

1.           Section 2.5(c) of the Asset Purchase Agreement is hereby amended and restated as follows:

Subject to the terms and conditions of this Agreement, the Buyer will pay (or in the event the Buyer is unable to pay, Primo will pay) to the Seller, subject to any amounts set off pursuant to this Agreement including under Section 10.5, (i) the Deferred Cash Consideration as follows:  (x) $1,000,000 on the fifteen-month anniversary of the Closing Date, and (y) $1,000,000 on January 4, 2013, and (ii) the Milestone Payments in accordance with Section 2.6.

2.           Section 2.6 of the Asset Purchase Agreement is hereby amended and restated as follows:

(a)
The Buyer shall pay the Seller One Million Dollars ($1,000,000) within sixty (60) days following the Buyer’s shipment to a retailer customer of the first 5,000 Appliance units subject to offset for (i) engineering and tooling costs incurred by Primo since April 11, 2011 in excess of $14,000.00, other than engineering and tooling costs related to any design change directed by Primo (“Excess Tooling Costs”) and (ii) any amounts set off pursuant to this Agreement including under Section 10.5.

(b)
The Buyer shall pay the Seller One Million Dollars ($1,000,000) within sixty (60) days following the Buyer’s shipment to a retailer customer of the next 10,000 Appliance units subject to offset for (i) Excess Tooling Costs incurred by Primo since the date of the prior milestone payment (ii) any amounts set off pursuant to this Agreement including under Section 10.5.

(c)
The Buyer shall pay the Seller One Million Dollars ($1,000,000) within sixty (60) days following the Buyer’s shipment to a retailer customer of the next 10,000 Appliance units subject to offset for (i) Excess Tooling Costs incurred by Primo since the date of the prior milestone payment (ii) any amounts set off pursuant to this Agreement including under Section 10.5.

3.           Section 10.5(a) of the Asset Purchase Agreement is hereby amended and restated as follows:

(a)         The Buyer may set off any amount to which it may be entitled under this Article X against any amount otherwise payable by the Buyer or its Affiliates to the Seller or any Member, including any amounts payable pursuant to Sections 2.5(a)(i)(C) or (D), Section 2.5(c), or Section 2.6.  The exercise of such set-off right in good faith will not constitute a breach or event of default under any Contract relating to any amount against which the set-off is applied.  The Buyer shall pursue payment for any Losses under this Article X in the following order:

(i)          The Buyer must first set off any such Losses against the Deferred Cash Consideration.

(ii)         To the extent the Buyer is not able to satisfy any Losses through the exercise of its right of set-off in Section 10.5(a)(i), the Buyer must next set off any such Losses against the Milestone Payments.

(iii)        To the extent the Buyer is not able to satisfy any Losses through the exercise of its right of set-off in Section 10.5(a)(ii), the Seller shall forfeit, and shall assign and transfer to Primo, free and clear of all Encumbrances, that number of shares of Primo Stock determined by dividing the amount of such unsatisfied Losses by the Average Closing Price.

(iv)        Finally, to the extent the Buyer is not able to satisfy any Losses through the forfeiture set forth in Section 10.5(a)(iii), the Buyer will then seek payment of such Losses directly from the Seller and/or Carl Santoiemmo.

4.           Section 10.5(c) of the Asset Purchase Agreement is hereby amended and restated as follows:

(c)         If Buyer provides proper notice of a claim within the applicable time period set forth in Section 10.3, notwithstanding the payment dates and other payment requirements set forth in Sections 2.5(c) and 2.6, Buyer may continue to hold back such portion of the Deferred Cash Consideration and Milestone Payments equal to the amount of the Losses set forth in such notice (or such disputed amount if less), until such claim is resolved.  Upon the resolution of such claim, (i) Buyer may set off the amount of its Losses as finally resolved (if any) and (ii) if the applicable payment date(s) and other payment requirements set forth in Sections 2.5(c) and/or 2.6 has (have) passed and been satisfied and all outstanding claims asserted by Buyer have been finally resolved, Buyer shall pay the Deferred Cash Consideration and/or applicable Milestone Payment(s), less any amounts set off pursuant to this Agreement, to the Seller.

5.           Except as specifically amended hereby, the Asset Purchase Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands effective as of the day and year first above written.

PRIMO PARTIES:

PRIMO PRODUCTS, LLC

By:	/s/ Mark Castaneda
Name:	Mark Castaneda
Title:	CFO, Secretary and Assistant Treasurer

PRIMO WATER CORPORATION

By:	/s/ Mark Castaneda
Name:	Mark Castaneda
Title:	CFO, Secretary and Assistant Treasurer

MEMBER’S REPRESENTATIVE

/s/ Lawrence Pollock
Lawrence Pollock